N  E  W  S          R  E  L  E  A  S  E


For Immediate Release


 Contacts:Danita Gibson-Lloyd          Albert Coscia    Virginia Lewis
          Total System Services, Inc.  Visa U.S.A.      Ketchum Public Relations
          (706) 649-5578               (415) 432-2039   (404) 877-1842


            Vital Processing Services To Begin Operations Immediately Fred O. Gumbel Named President & Chief Executive Officer


Columbus, Ga. and San Francisco, May 20, 1996---Total System Services, Inc. SM, (TSYS(R)) (NYSE: "TSS"), and Visa U.S.A. today announced the completion of the merger of their merchant processing operations, creating Vital Processing Services L.L.C. (Vital).

         In late 1995, the two companies announced their intent to form an independent joint venture company to offer fully-integrated merchant transaction and related electronic information services to financial institutions and their merchant customers.

         Vital will begin operations immediately, and there will not be any interruption in service for existing customers. The company will be headed by Fred O. Gumbel, former President of EDS' Electronic Commerce Strategic Business Unit, who has been named President and CEO. A prominent figure in the transaction processing industry, Mr. Gumbel brings more than 19 years of experience to Vital. In addition to the CEO, the Board of Directors will include Philip W. Tomlinson, President, TSYS; James B. Lipham, Executive Vice President & CFO, TSYS; Carl F. Pascarella, President & CEO, Visa U.S.A.; and William E. Stewart, Executive Vice President, Visa U.S.A.

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Vital/page 2

         Vital combines the forces of two of the leading providers in the electronic payments industry. Merchant Bank Services (MBS), the Visa U.S.A. affiliate, is the nation's largest provider of front-end point-of-sale (POS) services. Since 1992, MBS has enabled banks to maintain and grow profitable merchant processing operations by providing value-added POS services and support. On the back- office side, TSYS contributes technologically advanced merchant accounting, billing options and reporting systems. TSYS is one of the world's leading credit, debit and private label card processing companies, serving financial institutions throughout the United States, Mexico, Puerto Rico and Canada. In 1995, the combined merchant processing businesses of MBS and TSYS exceeded 2.8 billion transactions.

         Revenues from the combined functions and businesses of the two companies are expected to be approximately $100 million in Vital's first year of operation, making the company a strong competitive force in the marketplace. The company will begin operations with a staff of nearly 400 employees and will be headquartered in Tempe, Ariz. where plans are currently underway for the construction of a new corporate facility.

         Operating as a for-profit company, the new organization will offer a comprehensive, flexible outsourcing solution to organizations engaged in the acceptance and processing of payment card transactions. Its wide variety of services will include: accounting and reporting, settlement and reconciliation, customer service and exception processing, and a variety of merchant and bank back- office services.

          "Vital Processing Services is the perfect solution for today's increasingly competitive marketplace, enabling financial institutions to outsource their merchant business without sacrificing their customer relationships or their bottom lines," said President and Chief Executive Officer, Visa U.S.A., Carl F. Pascarella. "Vital is uniquely positioned to leverage its economies of scale, infrastructure, and expertise to provide value-added processing solutions that strengthen the banks' relationships with their merchant customers," Pascarella said.

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Vital/page 3

         Commenting on the announcement, Richard W. Ussery, TSYS Chairman of the Board and Chief Executive Officer, said, "The merging of these two market leaders truly creates synergies within Vital and generates a new and unique processing alternative to the acquiring marketplace. We believe the combined critical mass of these two leaders, along with their innovative services, positions Vital well in the payment system marketplace. We also are confident that under the demonstrated expertise and leadership of Fred Gumbel, Vital will flourish."

         Headquartered in Columbus, Ga., TSYS is one of the world's largest credit, debit and private- label card processing companies, serving card issuing and acquiring institutions located throughout the United States, Puerto Rico, Canada and Mexico, representing more than 68 million cardholder and over 635,000 merchant accounts. TSYS provides a comprehensive on-line system of data processing services marketed as THE TOTAL SYSTEM SM. TSYS' 1995 revenues totaled $249.7 million. The company is an 80.8 percent owned subsidiary of Synovus Financial Corp. (NYSE- "SNV"), an $8.0 billion asset, multi-financial services company that also includes 34 banking affiliates in four Southeastern states, a full-service brokerage firm, a comprehensive trust services provider and a mortgage services company. Synovus' Internet address is http://www.snv.com.

         Headquartered in the San Francisco Bay Area, Visa is the world's largest consumer payment system. It plays a pivotal role in developing and implementing new technologies that benefit its 19,000 member financial institutions and their cardholders, business, governments and the global economy. Visa's 464 million cards are accepted by more than 12 million merchants worldwide. The Visa/Plus network consists of more than 278,000 ATMs in 100 countries. Visa's Internet address is http://www.visa.com.

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